Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2011 on the consolidated balance sheets of Uranerz Energy Corporation (the “Company”) as at December 31, 2010 and 2009 and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2010 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2010 that are included in the Company’s Form 10-K for the year ended December 31, 2010.

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 11, 2011